                            ASSET PURCHASE AGREEMENT


                                     between


              NAVIANT TECHNOLOGY SOLUTIONS, INC. (the "Purchaser")


                                       and


               INTELLIQUEST INFORMATION GROUP, INC. (the "Seller")









                               As of July 22, 1999

                                TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
ARTICLE I   TRANSFER OF ASSETS AND LIABILITIES............................................... 1
     1.1        Transfer of Assets........................................................... 1
     1.2        Excluded Assets.............................................................. 4
     1.3        Assumption of Liabilities.................................................... 4
     1.4        Excluded Liabilities......................................................... 4

ARTICLE II  CONSIDERATION.................................................................... 5
     2.1        Purchase Price............................................................... 5
     2.2        Purchase Price Adjustments................................................... 5
     2.3        Allocation of Purchase Price................................................. 7

ARTICLE III THE CLOSING...................................................................... 7

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER......................................... 8
     4.1        Corporate Organization....................................................... 8
     4.2        Authority.................................................................... 8
     4.3        No Violations; No Consents or Approvals Required ............................ 8
     4.4        Capital Structure............................................................ 9
     4.5        Financial Statements......................................................... 9
     4.6        Undisclosed Liabilities......................................................10
     4.7        Title to Property and Assets.................................................10
     4.8        Absence of Change; Payments and Obligations to Date of Agreement.............11
     4.9        Intellectual Property Rights.................................................12
     4.10       Contracts....................................................................14
     4.11       Litigation...................................................................15
     4.12       Taxes........................................................................15
     4.13       Compliance with Applicable Law...............................................17
     4.14       Labor Relations and Employment; No Collective Bargaining.....................17
     4.15       Brokers and Finders..........................................................17
     4.16       Powers of Attorney...........................................................18
     4.17       Employee Benefit Plans.......................................................18
     4.18       Subsidiaries.................................................................18
     4.19       Directors and Officers.......................................................18
     4.20       Accounts Receivable..........................................................19
     4.21       Environmental Matters........................................................19
     4.22       Asset Maintenance; Insurance; Sufficiency....................................19
     4.23       Disclosure...................................................................19
     4.24       Disclaimer of Other Representations and Warranties...........................19

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................20
     5.1        Corporate Organization.......................................................20


                                       i

     5.2        Authority....................................................................20
     5.3        No Violations: No Consents or Approvals Required.............................20
     5.4        Brokers and Finders..........................................................21
     5.5        Disclosure...................................................................21
     5.6        Financing....................................................................21
     5.7        Investment...................................................................21
     5.8        No Litigation................................................................22

ARTICLE VI   COVENANTS.......................................................................22
     6.1        Conduct of the Purchased Business Pending the Closing........................22
     6.2        No Solicitation..............................................................23
     6.3        Delivery of Balance Sheet and Additional Payment Amount......................24
     6.4        Access to Information; Continued Assistance..................................24
     6.5        Commercially Reasonable Efforts..............................................26
     6.6        Public Announcements.........................................................26
     6.7        Competition; Non-solicitation................................................26
     6.8        Collection of Accounts.......................................................27
     6.9        Offers of Employment.........................................................28
     6.10       Seller 401(k) Plan...........................................................28
     6.11       Vacation.....................................................................28
     6.12       QMS Contract.................................................................28
     6.13       Accelerated Vesting of Employee Options......................................29
     6.14       Assumed Liabilities; Excluded Liabilities....................................29
     6.15       Transition Services..........................................................29

ARTICLE VII  CONDITIONS TO CLOSING...........................................................29
     7.1        General Conditions...........................................................29
     7.2        Conditions to Obligations of Seller..........................................30
     7.3        Conditions to Obligations of Purchaser.......................................31

ARTICLE VIII SURVIVAL OF REPRESENTATIONS.....................................................33

ARTICLE IX   TERMINATION; AMENDMENT; WAIVER..................................................34
     9.1        Termination..................................................................34
     9.2        Effect of Termination........................................................35
     9.3        Termination Fee..............................................................35
     9.4        Assignment...................................................................35
     9.5        Waiver.......................................................................36
     9.6        Time of the Essence..........................................................36

ARTICLE X    MISCELLANEOUS...................................................................36
     10.1       Confidentiality..............................................................36
     10.2       [RESERVED]...................................................................36
     10.3       Title, Possession and Risk of Loss...........................................36
     10.4       Entire Agreement; Amendments.................................................37
     10.5       Power of Attorney............................................................37
     10.6       Certain Tax Matters..........................................................37


                                       ii

     10.7       Further Assurances...........................................................39
     10.8       Notices......................................................................39
     10.9       Expenses.....................................................................40
     10.10      Dispute Resolution...........................................................40
     10.11      Severability.................................................................42
     10.12      Governing Law................................................................42
     10.13      Bulk Sales Laws..............................................................42
     10.14      Counterparts.................................................................42
     10.15      Headings; Interpretation; Disclosure Schedule................................42
     10.16      Consent to Jurisdiction......................................................43
     10.17      Waiver of Jury Trial.........................................................43
     10.18      Indemnification..............................................................44

DISCLOSURE SCHEDULES

Schedule 1.1               Permitted Encumbrances

Schedule 1.1(a)(i)         Intellectual Property

Schedule 1.1(a)(ii)        Leases, Licenses and other Agreements

Schedule 1.1(a)(iii)       Contracts

Schedule 1.1(a)(iv)        Tangible Personal Property

Schedule 1.1(a)(v)         Common Stock

Schedule 1.1(a)(i)(ix)     Governmental or Regulatory Operating Authorities

Schedule 2.2               Final Balance Sheet Preparation Procedures

Schedule 4.1               Organization, Good Standing and Qualification

Schedule 4.3               Violations, Consents, Approvals

Schedule 4.6               Undisclosed Liabilities

Schedule 4.7               Assets and Properties of IQ2.net

Schedule 4.8               Changes in Operations, etc.

Schedule 4.10(a)           Other Contracts

Schedule 4.12              Tax Returns

Schedule 4.17              Employee Benefit Plans

Schedule 4.19              List of Officers and Directors

Schedule 6.9               Employees to Receive Offers

EXHIBITS

Exhibit A         Assignment and Bill of Sale

Exhibit B         Intellectual Property Assignment

Exhibit C         Escrow Agreement

Exhibit D-1       Officer's Certificate of Purchaser

Exhibit D-2       Officer's Certificate of Seller

Exhibit E         Form of Employment Agreement

Exhibit F         [Reserved]

Exhibit G         [Reserved]

Exhibit H         Allocation of Purchase Price

Exhibit I         Assumption Agreement

Exhibit J         [Reserved]

Exhibit K         License Agreement

Exhibit L         Cooperation Agreement

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of July 22, 1999 (the "AGREEMENT"), between IntelliQuest Information Group, Inc., a Delaware corporation ("SELLER"), and Naviant Technology Solutions, Inc., a Delaware corporation ("PURCHASER").

                                  INTRODUCTION

     WHEREAS, Seller, through its database division (which has operated under the names IntelliQuest Communications, Inc., IQ2.net, Marketing Information Solutions and MkIS), is in the business of (a) providing electronic consumer registration services for computer software and hardware vendors and (b) licensing data from various proprietary databases compiled from its electronic consumer registration services and commercially available demographic data licensed from third parties for use and resale (such business hereinafter referred to as the "PURCHASED BUSINESS").

     WHEREAS, Seller owns all of the issued and outstanding capital stock of IQ2.net, Inc., a Delaware corporation ("IQ2.NET"); and

     WHEREAS, the assets which comprise the Purchased Business are held by Seller and IQ2.net; and

     WHEREAS, the parties hereto desire that (a) Seller transfer, convey and assign to Purchaser all of the capital stock of IQ2.net and substantially all of the other assets, properties and rights of Seller primarily related to the Purchased Business as a going concern and (b) Purchaser purchase and acquire the same, subject to the payment of the Purchase Price and the assumption by Purchaser of the liabilities and obligations of Seller relating primarily to the Purchased Business, in each case, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing, and for and in consideration of the mutual promises contained in this Agreement and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                       TRANSFER OF ASSETS AND LIABILITIES

     1.1 TRANSFER OF ASSETS.

          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Article III), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall acquire from Seller, for the consideration hereinafter described, all of Seller's right, title and interest in and to all assets, properties and rights of every kind, nature and description, real, personal or mixed, tangible or intangible, known or unknown, wherever located which are primarily related to or primarily used in the Purchased Business, other than the "Excluded Assets" (as defined in Section 1.2 below), as the same shall exist on the Closing Date (as defined in Article III) (the "TRANSFERRED ASSETS"), free and clear of any mortgage, security, interest, pledge, lien, conditional sale agreement, charge or other encumbrance (each, an "ENCUMBRANCE") other than any Encumbrance identified in SCHEDULE 1.1(a) of the disclosure schedules attached hereto (the "DISCLOSURE SCHEDULES") (the "PERMITTED ENCUMBRANCES"), including without limitation, all of Seller's right, title and interest in the following:

               (i) all know-how, show-how, trade secrets, works of authorship, ideas, procedures, processes, systems, methods, concepts, principles, discoveries, inventions, art, machines, manufactures, compositions of matter, materials, improvements, formulas, patterns, devices, compilations, information, lists (including but not limited to customer and supplier lists), articles, codes, matters, programs, techniques, apparatus, algorithms, designs, circuitry, hardware, firmware, software (computer software programs and applications, in both source code and object code form) except the Reply Quest software developed by Seller, net lists, schematics, diagrams, technology, inventory, products, networks, data, plans (including but not limited to financial, business, marketing, technical and product plans), libraries, media, pictorial works, graphic works, audiovisual works, computer interfaces (including but not limited to programming interfaces), computer languages, computer protocols, development tools, and tangible or intangible proprietary rights or information or material, irrespective of whether patentable, that are used or are intended to be used primarily in the Purchased Business as currently conducted, including but not limited to those set forth in SCHEDULE 1.1(a)(i) of the Disclosure Schedules (collectively, the "INTELLECTUAL PROPERTY"), and all patents, trademarks, trade names, service marks, copyrights (including but not limited to moral rights), and any applications therefor, and trade secrets and other proprietary rights ("INTELLECTUAL PROPERTY RIGHTS") related to the Intellectual Property. Without limiting the generality of the foregoing, Intellectual Property shall include all of the foregoing with respect to (a) all versions and releases of the High Tech Household Database (HTHHD) as used in the Purchased Business and all Intellectual Property primarily related to or used primarily in connection with the HTHHD in the Purchased Business except the Reply Quest software developed by Seller; and (b) the names "IQ2.net", "Marketing Information Solutions", "MkIS", and variations thereof and all other trade names relating primarily to or used primarily in the Purchased Business;

               (ii) all leases (including leases for real property), licenses, purchase orders, sales orders, commitments and other agreements (including non-competition agreements and invention assignment agreements and nondisclosure agreements) of Seller relating primarily to the Purchased Business, including, without limitation, those set forth in SCHEDULE 1.1(a)(ii) of the Disclosure Schedules;

              (iii) all contracts set forth on SCHEDULE 1.1(a)(iii) of the Disclosure Schedules, including without limitation and subject to any required consents, all contracts between Seller and First Data Solutions, Inc. (collectively, the "CONTRACTS").

               (iv) all personal property, machinery, equipment, vehicles, furniture, fixtures, office equipment and supplies, brochures, catalogs, artwork, photographs, advertising and marketing material and other items of tangible personal property related to or used primarily in the operation of the Purchased Business, and all warranties relating thereto, including, without limitation, the tangible personal property identified in
SCHEDULE 1.1(a)(iv) of the Disclosure Schedules;

               (v) all shares of the IQ2.net Common Stock (as defined in Section 4.4 hereof) and other securities of IQ2.net owned by Seller and identified in SCHEDULE 1.1 (a)(v) of the Disclosure Schedules;

               (vi) all accounts and notes receivable arising from the operation of the Purchased Business and all income (including payments in respect of receivables received by Seller after the Closing), royalties, damages and payments due or received at Closing or thereafter under any Contract or otherwise primarily with respect to the Purchased Business (including, without limitation, rights to damages and payments for past, present or future infringements or misappropriations of any Intellectual Property) in all countries;

              (vii) all cash, bank deposits and cash equivalents relating primarily to the Purchased Business, including for this purpose, all cash and cash equivalents credited to Seller's bank accounts in the ordinary course of business consistent with past business practices relating primarily to the Purchased Business prior to the Closing Date and all cash in transit from banks or credit card companies for purchases of the Transferred Assets shipped prior to the Closing Date;

             (viii) all causes of action, demands, judgments, claims (including insurance claims), indemnity rights, rights to set-off against third parties or other similar rights of Seller relating primarily to Purchased Business ;

               (ix) all franchises, consents, licenses, marketing rights, permits, authorizations, approvals and other operating authorities, to the extent transferable, issued by governmental or regulatory bodies to Seller relating primarily to or used primarily in the Purchased Business, including, without limitation, those set forth in SCHEDULE 1.1(a)(i)(ix) of the Disclosure Schedules;

               (x) all records, files and invoices, including but not limited to, all production data, equipment maintenance data, employee files, inventory records, sales and sales promotional data, advertising and marketing materials, customer lists, cost and pricing information, supplier lists, Intellectual Property prosecution files, business plans, reference catalogs and any other records and data, or exact duplicates thereof, used primarily in connection with the Purchased Business and the Transferred Assets and located at any of the offices of, or other location used by, Seller or IQ2.net;

               (xi) all rights under express or implied warranties from suppliers with respect to the Purchased Business or the Transferred Assets except to the extent related primarily to Excluded Assets (as defined in Section 1.2 hereof); and

              (xii) all goodwill associated with the Purchased Business as a going concern together with the right to represent to third parties that Purchaser is the successor to the Purchased Business.

     1.2 EXCLUDED ASSETS.

          Notwithstanding the provisions of Section 1.1 above, the Transferred Assets do not include, and Seller does not hereby convey or transfer to Purchaser any asset not described in Section 1.1, including, without limitation, the following assets (collectively, the "EXCLUDED ASSETS"):

          (a) all of Seller's right title and interest in and to all assets, properties and rights of every kind, nature and description, real personal or mixed, tangible or intangible, known or unknown, wherever located which are not primarily related to or used primarily in the Purchased Business;

          (b) the consideration delivered by Purchaser to the Seller pursuant to this Agreement and all rights of Seller under this Agreement;

          (c) any books, records or other information related solely and exclusively to the Excluded Assets or the Excluded Liabilities (as defined in Section 1.4 hereof).

          (d) any accounts receivable, notes or other receivables owed to Seller or IQ2.net by any officer, director, employee or affiliate of Seller or IQ2.net;

          (e) any personal property, machinery, equipment, vehicles, furniture, fixtures, office equipment and supplies, brochures, catalogs, artwork, photographs, advertising and marketing material and other items of tangible property related to or used primarily in the operation of the Purchased Business, and all warranties relating thereto, which is located at Seller's facility in Austin, Texas as of the date hereof; and

          (f) all tax and accounting records and books of account of Seller.

     1.3 ASSUMPTION OF LIABILITIES.

          (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall, pursuant to an Assumption Agreement substantially in the form attached hereto as Exhibit I (the "ASSUMPTION AGREEMENT"), assume the liabilities and obligations (and only the liabilities and obligations) of Seller primarily related to the Purchased Business (the "ASSUMED LIABILITIES"); provided, however, that Purchaser shall not assume or otherwise be responsible for (a) any costs or expenses incurred by Seller or I2Q.net in the preparation of this Agreement and the consummation of the sale of the Purchased Business to Purchaser provided for in this Agreement, including, without limitation, the costs and expenses required to be borne by Seller pursuant to Section 4.15 and
Section 10.9 hereof or (b) any liabilities or obligations of Seller under any severance plans or arrangements with Ed Frazier and Francis Webster.

     1.4 EXCLUDED LIABILITIES.

          Except as specified in Section 1.3, Purchaser shall not, by the execution, delivery and performance of this Agreement or the Assumption Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, whether arising out of acts or occurrences prior to, at or after the date hereof (the "EXCLUDED LIABILITIES").

                                   ARTICLE II

                                 CONSIDERATION

     2.1 PURCHASE PRICE.

          Upon the terms and subject to the conditions of this Agreement, in full payment for the aforesaid sale, conveyance, assignment, transfer and delivery of the Purchased Business and the Transferred Assets, Purchaser shall assume the Assumed Liabilities pursuant to the Assumption Agreement and shall deliver or cause to be delivered to Seller the aggregate amount of $46,500,000 to be paid as follows (collectively, the "PURCHASE PRICE"):

               (i) immediately available funds (cash equivalent) in the amount of $44,500,000 shall be paid to the Seller at the Closing; and

               (ii) immediately available funds (cash equivalent) in the amount of $2,000,000 (the "BALANCE SHEET ADJUSTMENT ESCROW AMOUNT") shall be delivered to and held in escrow by an escrow agent appointed by Purchaser (the "ESCROW AGENT") pursuant to an Escrow Agreement in substantially the form attached hereto as EXHIBIT C (the "ESCROW AGREEMENT") and released to Seller or Purchaser, as applicable, pursuant to Section 2.2 hereof upon the determination of the "Net Asset Value" and "Adjustment Amount," if any, pursuant to Section
2.2 hereof.

     2.2 PURCHASE PRICE ADJUSTMENTS.

          (a) As used herein, the term "NET ASSET VALUE" shall mean the book value of the Transferred Assets included in the Final Balance Sheet less the book value of the Assumed Liabilities included in the Final Balance Sheet, determined in accordance with this Section 2.2.

          (b) Seller shall deliver to Purchaser the Final Balance Sheet in accordance with Section 6.3 of this Agreement setting forth in reasonable detail the book value of each Transferred Asset and Assumed Liability, including without limitation and separately identifying the assets, liabilities and stockholder's equity of IQ2.net, and showing the Net Asset Value of the Purchased Business as of the Closing Date. Such Final Balance Sheet shall be prepared by Seller's personnel in a manner consistent with the preparation of the Financial Statements (as defined in Section 4.5) and utilizing the rules and procedures outlined in SCHEDULE 2.2 of the Disclosure Schedules and such other procedures as shall be mutually agreeable to Purchaser and Seller. Without limiting the generality of the foregoing, any account receivable, note or other receivable owed to IQ2.net by an officer, director, employee or affiliate of Seller or IQ2.net shall not be assigned any value on the Final Balance Sheet. Prior to or upon completion of such Final Balance Sheet, Purchaser and the Philadelphia, Pennsylvania branch of PricewaterhouseCoopers

LLP ("PWC PA") shall be provided with the working papers used by Seller to complete such Final Balance Sheet. The Austin, Texas branch of PricewaterhouseCoopers LLP ("PWC AUSTIN") will perform agreed upon procedures on the Final Balance Sheet prepared by the Seller. Such procedures will be mutually agreed upon by the Purchaser and the Seller. Upon completion of such procedures, Purchaser and PwC PA will be given access to the workpapers prepared by PwC Austin in performance of the agreed upon procedures. Purchaser shall have a period of ten days after access to workpapers prepared by the Seller in preparation of such Final Balance Sheet and workpapers prepared by PwC Austin in performance of the agreed upon procedures to review and accept or dispute such Final Balance Sheet in accordance with this Section 2.2.

          (c) In the event the Final Balance Sheet reflects a Net Asset Value of the Purchased Business of less than $11,500,000, then Purchaser shall be entitled to the difference obtained by subtracting the Net Asset Value set forth on the Final Balance Sheet from $11,500,000 (the "ADJUSTMENT AMOUNT"), up to a maximum of the Balance Sheet Adjustment Escrow Amount. In such event, Purchaser and Seller shall cause the Escrow Agent to pay to the Seller pursuant to the Escrow Agreement out of the Balance Sheet Adjustment Escrow Amount an amount equal to the Balance Sheet Adjustment Escrow Amount less the Adjustment Amount. Purchaser and Seller shall then cause the Escrow Agent to pay the balance of the Balance Sheet Adjustment Escrow Amount to Purchaser pursuant to the Escrow Agreement. The maximum amount that Purchaser is entitled to be paid pursuant to this Section 2.2(c) shall be limited to $2,000,000. If the Net Asset Value set forth on the Final Balance Sheet is greater than or equal to $11,500,000, then Purchaser and Seller shall cause the Escrow Agent to pay to the Seller pursuant to the Escrow Agreement out of the Balance Sheet Adjustment Escrow Amount an amount equal to the Balance Sheet Adjustment Escrow Amount.

          (d) In the event the Final Balance Sheet reflects a Net Asset Value of greater than $13,000,000, Purchaser shall pay to Seller the amount of such excess in cash (the "ADDITIONAL PAYMENT AMOUNT").

          (e) If Purchaser shall disagree with the Adjustment Amount (if any), the Additional Payment Amount (if any) or the Net Asset Value set forth on the Final Balance Sheet, Purchaser shall notify Seller of such disagreement within ten days following Purchaser's receipt of the Final Balance Sheet as provided in paragraph (b) above. To the extent that the Net Asset Value set forth on the Final Balance Sheet or any portion of the Adjustment Amount (if any) or the Additional Payment Amount (if any) is not in dispute, within ten days following Purchaser's receipt of the Final Balance Sheet, (i) Purchaser and Seller shall cause the Escrow Agent to pay to Purchaser pursuant to the Escrow Agreement out of the Balance Sheet Adjustment Escrow Amount that portion of the Adjustment Amount (if any) which is not in dispute in the manner set forth in Section 2.2(c), or (ii) Purchaser shall pay to Seller any amount not in dispute in the manner set forth in Section 2.2(d), as the case may be.

          (f) Purchaser and Seller shall use their best efforts for a period of thirty (30) calendar days after Purchaser's delivery of any notice of disagreement (or such longer period as Purchaser and Seller shall mutually agree upon) to resolve any disagreements raised by Purchaser with respect to the Final Balance Sheet and/or the calculation of the Adjustment Amount. If, at the end of such period, Purchaser and Seller are unable to resolve such disagreements, Purchaser and Seller shall jointly select, or if Purchaser and Seller shall be unable to agree, PwC Austin and PwC PA, independent auditors of Seller and Purchaser shall jointly select, a third independent auditor of recognized national standing to resolve any remaining disagreements. The determination by such third independent auditor shall be final, binding and conclusive on the parties. Purchaser and Seller shall use their best efforts to cause such third independent auditor to make its determination within thirty
(30) calendar days of accepting its selection. Within ten (10) calendar days after the date of determination of such third independent auditor, Purchaser and Seller shall cause the Escrow Agent to pay pursuant to the Escrow Agreement out of the Balance Sheet Adjustment Escrow Amount to Purchaser the Adjustment Amount (if any), and to Seller the remainder (if any) in the manner set forth in
Section 2.2(c) and 2.2(d). The fees and expenses of such third independent auditor shall be borne by Purchaser and Seller equally.

          (g) All payments made by Purchaser pursuant to Section 2.2(d) or made out of the Balance Sheet Adjustment Escrow Account pursuant to Section 2.2(c) shall be made by wire transfer of immediately available funds to an account designated by the payee.

     2.3 ALLOCATION OF PURCHASE PRICE.

          On or before the Closing Date, the Seller and the Purchaser will prepare a schedule to be attached hereto as EXHIBIT H and titled "Allocation of the Purchase Price" setting forth the following items (which will have been agreed to by the parties): (i) the consideration paid for the shares of IQ2.net Common Stock pursuant to this Agreement, (ii) the liabilities of IQ2.net as of the Closing Date and (iii) the actual values of the major categories (grouped by physical location) of the assets of IQ2.net and the Transferred Assets other than the IQ2.net Common Stock, each as of the Closing Date. The Seller and the Purchaser agree that (i) the consideration paid for the shares of IQ2.net Common Stock and the liabilities of IQ2.net (plus other relevant items) will be allocated to the assets of IQ2.net for all purposes (including Tax) in a manner consistent with the values set forth on Exhibit H, (ii) all Tax returns (including Internal Revenue Service Form 8594 or any other similar statement) will be filed in a manner consistent with such values, and (iii) no party will assert in connection with any audit or other proceeding with respect to Taxes, any values or other items inconsistent with the allocation set forth in Exhibit H.

                                  ARTICLE III

                                  THE CLOSING

     The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at 9:00 a.m. Austin, Texas time at the offices of Brobeck, Phleger & Harrison LLP, counsel to Purchaser, as soon as is reasonably practicable following the satisfaction of all conditions set forth in Article VII hereof (but in any case no earlier than August 2, 1999) or at such other time, at such other place or on such other date as the parties hereto may mutually agree. At the Closing, the parties hereto will exchange certificates, opinions and other documents as required hereby. Notwithstanding the foregoing, the Closing shall be effective at 12:01 a.m. Austin,

Texas time on the day of Closing. The date on which the Closing occurs is herein referred to as the "CLOSING DATE".

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as follows:

     4.1 CORPORATE ORGANIZATION.

          Except as set forth on SCHEDULE 4.1 of the Disclosure Schedules, each of Seller and IQ2.net is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified or licensed as a foreign corporation authorized to do business in and is in good standing under the laws of each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure to be so licensed or qualified and in good standing would have a material adverse effect on the business, financial condition, results of operations or assets or properties (including, without limitation, the Transferred Assets) of the Purchased Business and IQ2.net, taken as a whole ("MATERIAL ADVERSE EFFECT"). Each of Seller and IQ2.net has full corporate power and authority to carry on the Purchased Business as now being conducted.

     4.2 AUTHORITY.

          Seller has full corporate power and authority to execute, deliver and perform this Agreement and, to the extent it is a party thereto, the documents to be delivered at the Closing pursuant to Section 7.3(e) hereof (collectively, the "SELLER AGREEMENTS") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate action or proceeding on the part of Seller or IQ2.net is necessary to authorize the execution and delivery by Seller of this Agreement or the Seller Agreements or the consummation by Seller of the transactions contemplated hereby or thereby or the performance of Seller's obligations hereunder and thereunder. This Agreement has been, and the Seller Agreements on the Closing Date will be, duly executed and delivered by Seller and this Agreement is, and on the Closing Date each of the Seller Agreements will be, legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, subject to applicable laws affecting creditors' rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

     4.3 NO VIOLATIONS; NO CONSENTS OR APPROVALS REQUIRED.

          Except as set forth in SCHEDULE 4.3 of the Disclosure Schedules, neither the execution and delivery of this Agreement or the Seller Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the certificate of incorporation or by-laws, each as amended, of Seller or IQ2.net,
(ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Seller, IQ2.net or the Purchased Business or by which Seller, IQ2.net or any of the Transferred Assets are bound or affected or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of the Transferred Assets or any assets, properties or other rights of Seller or IQ2.net pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which Seller or IQ2.net is a party, including, without limitation, the Contracts and the IQ2.net Contracts (as defined in Section 4.10 hereof), except, in the case of (ii) and (iii) above, for such conflicts, violations, breaches, defaults, accelerations, terminations, cancellations, encumbrances, security interests, liens, or charges which do not and could not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and the Seller Agreements or a Material Adverse Effect. Except for applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), or as set forth in SCHEDULE 4.3 of the Disclosure Schedules, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be submitted, made or obtained by Seller or IQ2.net in connection with the execution, delivery or performance of this Agreement or the Seller Agreements and the consummation of the transactions contemplated hereby or thereby, except where the failure to give notice, declare, report, file, or obtain any waiver, consent, approval or authorization does not and could not reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement or a Material Adverse Effect.

     4.4 CAPITAL STRUCTURE.

          The total authorized capital stock of IQ2.net consists of 1,000 shares of common stock, par value $0.0001 per share (the "IQ2.NET COMMON STOCK"), of which 1,000 shares are issued and outstanding. All outstanding shares of IQ2.net Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, IQ2.net's Certificate of Incorporation or Bylaws or any agreement to which IQ2.net or Seller is a party or by which IQ2.net or Seller is bound. All of the outstanding shares of IQ2.net Common Stock are owned beneficially and held of record by Seller, and Seller has good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. There are no other outstanding obligations, warrants, preemptive rights, or other agreements or commitments to which IQ2.net or Seller is a party, or by which IQ2.net or Seller is otherwise bound, providing for the issuance of any additional shares of IQ2.net Common Stock, nor are there any other outstanding equity or nonequity securities (E.G., debt securities) of IQ2.net.

     4.5 FINANCIAL STATEMENTS.

          Seller has previously delivered to Purchaser unaudited financial statements (including a balance sheet and income statement) for the Purchased Business and IQ2.net for the calendar quarter ended March 31, 1999 and unaudited financial statements (including a balance sheet and income statement) the Purchased Business and IQ2.net for the calendar year ended December 31, 1998 (the "FINANCIAL STATEMENTS"). The Financial Statements fairly present, and the Final Balance Sheet will fairly present, in each case, in all material respects the financial position of the Purchased Business and IQ2.net as of the respective dates set forth therein and, with respect to the Financial Statements, the results of operations of the Purchased Business and IQ2.net for the respective periods or as of the respective dates set forth therein, but in each case do not or will not, as applicable, include all information and notes required under generally accepted accounting principles for complete financial statements but do or will, as applicable, contain all accruals and adjustments of a normal recurring nature necessary for a fair and consistent presentation of the financial position of the Purchased Business for such periods.

     4.6 UNDISCLOSED LIABILITIES.

          As of March 31, 1999, neither Seller (primarily with respect to the Purchased Business) nor IQ2.net had incurred any material liabilities or obligations of any nature whatsoever, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due which are not reflected on the March 31, 1999 balance sheets included in the Financial Statements or described on SCHEDULE 4.6 of the Disclosure Schedules. Since March 31, 1999, neither Seller (primarily with respect to the Purchased Business) nor IQ2.net has incurred any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due that are not reflected on the books and records of Seller and IQ2.net other than those incurred in the ordinary course of business consistent with their past practices or described on SCHEDULE 4.6 of the Disclosure Schedules.

     4.7 TITLE TO PROPERTY AND ASSETS.

          Except for Third Party Intellectual Property Rights (as defined in
Section 4.9(b)), Seller owns (and has good and marketable title to) all of the Transferred Assets and IQ2.net owns (and has good and marketable title to) all of its assets and properties, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. With respect to Transferred Assets leased by Seller, Seller is in compliance with such leases and holds valid leasehold interests therein free and clear of all Encumbrances other than Permitted Encumbrances. With respect to assets and properties leased by IQ2.net, IQ2.net is in material compliance with the terms of such leases and holds valid leasehold interests therein free and clear of all Encumbrances other than Permitted Encumbrances. Seller does not own any real property used in or relating to the conduct of the Purchased Business, and IQ2.net does not own any real property. SCHEDULE 4.7 of the Disclosure Schedules contains a list of all assets, properties and other rights other than Intellectual Property, Intellectual Property Rights and the IQ2.net Contracts owned or held by IQ2.net, including, without limitation, all personal property, machinery, equipment, vehicles, furniture, fixtures, office equipment, bank accounts or similar deposit arrangements, investment securities, franchises, consents, licenses, marketing rights, permits, authorizations, approvals and other operating authorities, and such list is complete and accurate in all material respects.

     4.8 ABSENCE OF CHANGE; PAYMENTS AND OBLIGATIONS TO DATE OF AGREEMENT.

          Except for transactions arising in the ordinary course of business or as set forth on SCHEDULE 4.8 of the Disclosure Schedules, since March 31, 1999, there has not been any change in the operations, properties, assets or condition, financial or otherwise, of the Purchased Business or IQ2.net other than changes affecting the data base research industry generally and other than changes, none of which, individually or in the aggregate, have had or reasonably could be expected to have a Material Adverse Effect. Since March 31, 1999, Seller has conducted the Purchased Business and IQ2.net has conducted its business, including, without limitation, the Purchased Business, only in the ordinary course, consistent with past practices. Without limiting the generality of the foregoing, since March 31, 1999, Seller (solely with respect to the Purchased Business) and IQ2.net have not directly or indirectly:

               (i) borrowed money or incurred any material obligation, indebtedness or liability (absolute or contingent), except (a) under existing lines of credit or other borrowing facilities in effect as of March 31, 1999 and only in amounts and under circumstances consistent with past practices and in the ordinary and usual course of business and (b) obligations and liabilities incurred in connection with the transactions contemplated by this Agreement;

               (ii) discharged or satisfied any lien or paid any material obligation or liability (absolute or contingent) other than current liabilities shown on the March 31, 1999 Balance Sheet, current liabilities incurred since such date in the ordinary course of business, and obligations incurred under Contracts entered into in the ordinary course of business;

               (iii) mortgaged, pledged, hypothecated, assigned, or subjected to any lien, any material portion of the Transferred Assets, except under existing lines of credit or other borrowing facilities in effect as of March 31, 1999 and only in amounts and under circumstances consistent with past practices and in the ordinary course of business;

               (iv) suffered any extraordinary loss or waived any right of material value;

               (v) entered into any material transaction other than in the ordinary course of business or made any waiver or abandonment of any property, asset or rights of material value;

               (vi)  made any material change in its method of accounting;

               (vii) paid or committed itself to pay to or for the benefit of any of its current or former directors, officers, employees, or shareholders any material compensation or any kind other than wages, bonuses, salaries, insurance, pension or other benefit plan, payment or arrangement at rates then in effect and permitted by law;

              (viii) made any binding arrangement, understanding, contract or arrangement between itself and any current or former director, officer or employee or any lineal descendant of any of such persons pursuant to which any benefit of such arrangement, understanding, contract or agreement has or will hereafter accrue, directly or indirectly, to any such current or former director, officer or employee or any lineal descendant of any of them or to any entity in which such director, officer or employee or lineal descendant has any equity ownership, directly or indirectly;

               (ix) made any purchase, sale or lease of any capital asset with an original cost in excess of $25,000 for any single item other than in the ordinary course of business consistent with past practice; or

               (x) made any sale or lease of any capital asset with an original cost in excess of $25,000 for any single item at less than full and adequate consideration therefor.

     4.9 INTELLECTUAL PROPERTY RIGHTS.

          (a) Seller or IQ2.net, as the case may be, owns or otherwise possesses legally enforceable rights or licenses to or for the Intellectual Property and Intellectual Property Rights.

          (b) SCHEDULE 1.1(a)(i) of the Disclosure Schedules lists: (i) all patents and patent applications, and all registered and unregistered trademarks, trade names and service marks, and all registered copyrights and applications for copyright registration, owned or claimed by Seller or IQ2.net and used primarily by Seller or IQ2.net in connection with the Purchased Business, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, and including the date of filing or registration or issuance of such applications and registrations, and including the registration number or serial number of such applications and registrations; (ii) all licenses, sublicenses and other agreements to which Seller or IQ2.net is a party and pursuant to which any person is authorized to use any of Seller's or IQ2.net's Intellectual Property; and (iii) all licenses, sublicenses and other agreements to which Seller or IQ2.net is a party and pursuant to which Seller or IQ2.net is authorized to use any Intellectual Property owned by any third party ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") that is necessary to or used primarily in the Purchased Business as currently conducted by Seller and IQ2.net (I.E., including but not limited to Third Party Intellectual Property Rights that are incorporated in, are, or form (or in each of the foregoing instances which are contemplated to be incorporated in, be, or form) a part of any Seller or IQ2.net product, product under development, service or service under development primarily with respect to the Purchased Business)), other than Seller's internally-developed Reply Quest software; and (iv) all other Intellectual Property and Intellectual Property Rights used primarily by Seller or IQ2.net in connection with the Purchased Business or by IQ2.net.

          (c) To Seller's knowledge, there is no (and there is no fact that reasonably might be expected to form the basis for a claim of) unauthorized use, disclosure, infringement, violation or misappropriation of Seller's or IQ2.net's Intellectual Property, any trade secret material received by Seller or IQ2.net, or any Third Party Intellectual Property Rights (to the extent licensed by or through Seller or IQ2.net) by any third party, including any employee or former employee of Seller or IQ2.net. Neither Seller nor IQ2.net has entered into any agreement to indemnify (or hold harmless) any other person against any charge of misuse, unauthorized disclosure, infringement, violation or misappropriation of Seller's or IQ2.net's Intellectual Property, other than indemnification (or hold harmless) provisions contained in the Contracts, the IQ2.net Contracts or purchase orders arising in the ordinary course of business.

          (d) Neither Seller nor IQ2.net is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to Seller's or IQ2.net's Intellectual Property or Third Party Intellectual Property Rights, and there is no fact that reasonably might be expected to form the basis for a claim of such breach. To Seller's knowledge, no third party is in breach of any license, sublicense or other agreement (as to which Seller or IQ2.net is a party) relating to Seller's of IQ2.net's Intellectual Property or Third Party Intellectual Property Rights, and to Seller's knowledge there is no fact that reasonably might be expected to form the basis for a claim of such breach.

          (e) All patents and registered trademarks, trade names, service marks, maskworks and copyrights owned by Seller and primarily relating to or primarily used in the Purchased Business or IQ2.net are valid, subsisting, in full force and effect, and not abandoned. Neither Seller nor IQ2.net (i) is a party to any suit, action or proceeding, nor to Seller's knowledge is any such suit, action or proceeding threatened, nor is there any fact that reasonably might be expected to form the basis for any such suit, action or proceeding or threat thereof, which involves a claim of misuse, unauthorized disclosure, infringement, violation or misappropriation of any Third Party Intellectual Property Right; (ii) has any knowledge nor any basis to conclude that the development, manufacturing, use, marketing, distribution, licensing or sale of its products and services misuses, discloses without authorization, infringes, violates or misappropriates any Third Party Intellectual Property Right; and
(iii) has brought and or intends to bring, nor to Seller's knowledge is there any fact that reasonably might be expected to form the basis for any such suit, action or proceeding or threat thereof, any suit, action or proceeding for misuse, unauthorized disclosure, infringement, violation or misappropriation of Seller's or IQ2.net's Intellectual Property or breach of any license, sublicense or agreement involving Seller's Intellectual Property against any third party.

          (f) With regard to Seller's and IQ2.net's employees who contributed to conception, reduction to practice, creation or development of Seller's and IQ2.net's Intellectual Property in the course of providing services to Seller or IQ2.net, Seller or IQ2.net, as the case may be, has secured valid written assignments from all such employees of all rights to such Seller's or IQ2.net's Intellectual Property to the extent that Seller or IQ2.net would not have already owned such rights by operation of law. A true and correct copy of seller's standard documentation effecting all such assignments have been provided to Purchaser. Each current employee of Seller employed at the Purchased Business and each current employee of IQ2.net has executed a proprietary information and inventions agreement in the form previously delivered to Purchaser, and all such assignments are substantially in such form. Each current consultant of Seller employed at the Purchased Business and each current consultant of IQ2.net has executed a proprietary information agreement in the form previously delivered to Purchaser.

          (g) "Confidential Information" shall mean Seller's or IQ2.net's Intellectual Property not otherwise protected by patents, patent applications or copyrights. With respect to Confidential Information owned by Seller or IQ2.net, Seller or IQ2.net, as the case may be, has taken commercially reasonable steps to protect and preserve the confidentiality of such Confidential Information, and all accessibility, receipt, use, disclosure, delivery, dissemination, reproduction or appropriation of such Confidential Information by or to a third party has been pursuant to the terms of a written agreement between Seller or IQ2.net and such third party.

With respect to Confidential Information not owned by Seller or IQ2.net, all accessibility, receipt, use, disclosure, delivery, dissemination, reproduction or appropriation of such Confidential Information by Seller or IQ2.net has been pursuant to the terms of a written agreement between Seller or IQ2.net and the owner of such Confidential Information, or is otherwise lawful.

          (h) Except with respect to Third Party Intellectual Property Rights, no third party has claimed invalidity of, or superior rights to, any one or more parts of Seller's or IQ2.net's Intellectual Property and, to Seller's knowledge, there is no fact that reasonably might be expected to form the basis for any such claim. Except with respect to Third Party Intellectual Property Rights, Seller or IQ2.net, as the case may be, is the sole and exclusive owner of all right, title and interest in and to Seller's or IQ2.net's Intellectual Property free and clear of any Encumbrance other than Permitted Encumbrances. Each of Seller and IQ2.net has full legal right and authority to license, sell, assign, transfer and convey good, valid and marketable title to all Intellectual Property owned by it, (i) free and clear of any and all ownership rights (and ownership interests) assertable by any one or more third parties, (ii) free and clear of any Encumbrances, (iii) without requiring any consent, authorization or approval of any one or more third parties, and (iv) without violation of, breach of, default under, conflict with, or acceleration of the performance required by any agreement, obligation or legal restrictions (e.g. law, statute, regulation, order, award, judgment, writ, injunction or decree), irrespective of whether with or without notice, irrespective of whether with or without lapse of time, and irrespective of whether judicial, administrative or arbitration.

          (i) Seller and IQ2.net have provided Purchaser access to all existing documentation and source code for all software included in the Intellectual Property owned by Seller and IQ2.net. The condition of such documentation and the source code has not had a material adverse effect on the ability of Seller and IQ2.net to use such software for the purposes intended in the operation of the Purchased Business, and such software operates without material operating defects. Seller has disclosed to Purchaser a summary description of any material problems experienced by Seller or IQ2.net in the past 12 months with respect to such software and the provision of related services to Seller's and IQ2.net's clients.

          (j) Seller's and IQ2.net's software products, along with the information technology systems (including but not limited to software) which are used in the Purchased Business as currently conducted by Seller and IQ2.net, are (or will be on the Closing Date) "year 2000 compliant" in that they are designed to be used prior to, during and after the calendar year 2000 A.D.

     4.10 CONTRACTS.

          (a) There are no contracts or other agreements (written or oral) binding upon Seller primarily with respect to the Purchased Business or the Transferred Assets or IQ2.net except the Contracts set forth in SCHEDULE 1.1(a)(iii) of the Disclosure Schedules, contracts or agreements included within the definition of Excluded Assets or the contracts or agreements to which IQ2.net is a party or by which it is bound and listed or described on SCHEDULE 4.10(a) of the Disclosure Schedules (the "IQ2.net Contracts"). Seller and IQ2.net have delivered to Purchaser true and complete copies of all written Contracts and IQ2.net Contracts and written summaries of all oral Contracts and IQ2.net Contracts and any amendments thereto enumerated in SCHEDULE 1.1(a)(iii) or SCHEDULE 4.10(a) of the Disclosure Schedules. IQ2.net has not entered into any product development or licensing agreement with Qualitative Marketing Software, Inc. ("QMS") other than the Letter of Agreement dated March 30, 1999 (the "QMS Contract").

          (b) The Contracts are all the material contracts, leases, agreements, undertakings and commitments of Seller which relate primarily to the operation of the Purchased Business. The IQ2.net Contracts are all the material contracts, leases, agreements, undertakings and commitments of IQ2.net. Neither Seller nor IQ2.net is (nor to Seller's reasonable knowledge is any other party) in material default under, nor does any event, circumstance or situation exist which, with the passage of time and/or the giving of notice, would result in a material default under any material lease, contract or agreement, undertaking, commitment, judgment, order or decree of any court or any government agency or instrumentality relating primarily to any of the Transferred Assets or the Purchased Business, including without limitation, any material Contract or material IQ2.net Contract, under which any person, firm, corporation or other entity is or may be entitled to assert any rights against any of the Transferred Assets, the Purchased Business or IQ2.net, except as disclosed in SCHEDULE 4.10(b) of the Disclosure Schedules.

     4.11 LITIGATION.

          There are no actions, causes of action, claims, suits, proceedings, orders, writs, investigations, injunctions or decrees pending or, to the knowledge of Seller, threatened, against Seller or seeking to prevent consummation of the transactions provided for herein, at law, in equity or admiralty, or before or by any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except where any of the foregoing have not had and could not reasonably be expected to have a Material Adverse Effect. There are no actions, causes of action, claims, suits, proceedings, orders, writs, investigations, injunctions or decrees pending or, to the knowledge of Seller, threatened against IQ2.net or seeking to prevent the consummation of the transactions provided for herein, at law, in equity or admiralty, or before or by any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except where any of the foregoing have not had and could not reasonably be expected to have a Material Adverse Effect.

     4.12 TAXES.

          Except as set forth on Schedule 4.12 of the Disclosure Schedules:

          (a) Each of Seller, IQ2.net and each member of any consolidated, combined or unitary group of which Seller or IQ2.net is a member (an "Affiliate"), have filed all material Tax Returns that they were required to file. Each such Tax Return was correct and complete in all material respects when filed. Neither Seller, IQ2.net. nor any Affiliate currently is the beneficiary of any extension of time within which to file any Tax Return. No claim by an authority in a jurisdiction where IQ2.net does not file Tax Returns is pending that IQ2.net is or may be subject to taxation in a material amount by that jurisdiction. There are no Encumbrances on any of the assets of IQ2.net that arose in connection with any failure (or alleged failure) to pay any material amount of Tax.

          (b) Each of Seller, IQ2.net and any Affiliate has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no pending material dispute or claim concerning any Tax liability of Seller, IQ2.net or any Affiliate either (A) claimed or raised by any Tax authority in writing or (B) as to which any director, officer or employee responsible for Tax matters of Seller, IQ2.net or any Affiliate has Knowledge based upon personal contact with any agent of a Tax authority. SCHEDULE 4.12 (iii) of the Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller, IQ2.net and Affiliates for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller, IQ2.net or an Affiliate since December 31, 1995.

          (d) None of Seller, IQ2.net or any Affiliate has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency where such waiver or extension remains in effect.

          (e) IQ2.net has not filed a consent under Code Section 341(f) concerning collapsible corporations. IQ2.net has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or Section 162 by reason of Section 162(m). IQ2.net is not a party to any Tax allocation or sharing agreement or any other agreement pursuant to which it could be liable for the Taxes of any person other than IQ2.net (excluding any liability under Treas. Reg. Section 1.1502-6 or any similar provision of state, local, or foreign law).

          (f) The unpaid Taxes of Seller, IQ2.net and each Affiliate (A) did not, as of March 31, 1999, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (included in Seller's Form 10Q filed with the Securities and Exchange Commission for the quarter then ended) (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and IQ2.net in filing their Tax Returns. The unpaid Taxes of IQ2.net will not, as of the Closing Date, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth with regard to IQ2.net on the face of the Final Balance Sheet.

          (g) "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          (h) "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     4.13 COMPLIANCE WITH APPLICABLE LAW.

Except as set forth in the Disclosure Schedules, each of Seller and IQ2.net is presently complying, and on the Closing will be in compliance, in all material respects with all applicable laws, rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local or otherwise) related to or affecting the Purchased Business, the Transferred Assets or the business, operations, assets or properties of IQ2.net, except where such failure to so comply has not had and could not be reasonably expected to have a Material Adverse Effect.

     4.14 LABOR RELATIONS AND EMPLOYMENT; NO COLLECTIVE BARGAINING.

          (a) Neither Seller (solely with respect to the Purchased Business) nor IQ2.net has failed to comply in any material respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, any applicable federal, state and local laws, rules and regulations relating to employment, or any applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees, except where such failure to so comply has not had and could not be reasonably expected to have a Material Adverse Effect. The employment of all persons presently employed or retained by Seller to work at the Purchased Business or by IQ2.net is terminable at will, all employment agreements, if any, between Seller or IQ2.net and any such employee shall terminate as of the Closing, and there are no labor controversies pending or threatened between Seller or IQ2.net and any such employees.

          (b) Neither the employees of Seller employed at the Purchased Business nor the employees of IQ2.net are subject to any collective bargaining agreements or other contracts with a labor union, contingent or otherwise, nor are any of such employees represented by any labor union. The relations of Seller with respect to employees employed or retained by it in connection with the Purchased Business and the relations of IQ2.net with respect to all of its employees are satisfactory. There are no unfair labor practice charges or complaints pending against Seller involving any employees now or previously employed at the Purchased Business or against IQ2.net involving any employees now or previously employed by it. During the 12-month period preceding the date hereof, there have not been any labor disputes or written and filed grievances or claims involving any employees of Seller relating to the Purchased Business or any employees of IQ2.net.

     4.15 BROKERS AND FINDERS.

          Except for fees and expenses payable to U.S. Bancorp Piper Jaffray Inc. in connection with the transactions contemplated by this Agreement (which fees and expenses are payable by Seller), neither Seller, IQ2.net nor any of their officers, directors or employees, has incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with the transactions contemplated by this Agreement.

     4.16 POWERS OF ATTORNEY.

          Except as set forth in the Disclosure Schedules, neither Seller nor IQ2.net has given to any person or party, and there is not currently existing, any power of attorney pertaining to the Transferred Assets, the Purchased Business or the business, properties or assets of IQ2.net.

     4.17 EMPLOYEE BENEFIT PLANS.

          (a) SCHEDULE 4.17 to the Disclosure Schedules lists, with respect to Seller and IQ2.net, and any trade or business (whether or not incorporated) of Seller or IQ2.net: (i) all employee benefit plans or arrangements, oral or written; (ii) each stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit or dependent care, life insurance or accident insurance plans, programs or arrangements, oral or written; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, oral or written; (iv) all other fringe or employee benefit plans, programs or arrangements, oral or written, that apply to senior management of Seller or IQ2.net and that do not generally apply to all employees; and (v) any current or former employment or executive compensation or severance agreements or arrangements, written or otherwise, as to which unsatisfied obligations of Seller or IQ2.net remain for the benefit of, or relating to, any present or former employee, consultant or director of Seller or IQ2.net (collectively, the "Seller Employee Plans").

          (b) Seller has furnished or made available to Purchaser a copy of each of the Seller Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto). The Seller Employee Plans are duly registered where required by, and have at all times been invested and administered in material compliance with, all applicable laws, rules, regulations and terms of the Seller Employee Plans. All required employer and employee contributions and premiums under the Seller Employee Plans have been made, no past service funding obligations exist (either on a solvency or a going concern basis) there are no outstanding violations or defaults thereunder, and there are no actions or claims, pending or threatened (other than routine claims for benefits), relating to any of the Seller Employee Plans. No promise or commitment to increase benefits under any Seller Employee Plans has been made except as required by applicable law.

     4.18 SUBSIDIARIES.

          IQ2.net has no subsidiaries and owns no equity interest in any other corporation, firm, joint venture, partnership or other entity.

     4.19 DIRECTORS AND OFFICERS.

          The names and titles of all the officers and directors of IQ2.net are set forth on Schedule 4.19 of the Disclosure Schedules.

     4.20 ACCOUNTS RECEIVABLE.

          All of the accounts receivable reflected on the Final Balance Sheet will have arisen from bona fide transactions in the ordinary course of the Purchased Business and will not be subject to any set-off or counterclaims. All accounts receivable reflected on the Final Balance Sheet will be collectible in full in the ordinary course in the aggregate recorded amounts therefor, less any reserves for doubtful accounts reflected on the Final Balance Sheet.

     4.21 ENVIRONMENTAL MATTERS.

          None of Seller, IQ2.net or the activities of the Purchased Business are in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety. Seller and IQ2.net have obtained all material permits, licenses, registrations and other governmental authorizations currently required by all applicable statutes, laws or regulations relating to the environment or occupational health and safety necessary for the conduct of the Purchased Business or the business of IQ2.net.

     4.22 ASSET MAINTENANCE; INSURANCE; SUFFICIENCY.

          Except as described in the Disclosure Schedules, the Transferred Assets and the assets and properties of IQ2.net have been properly maintained and are: (i) in satisfactory operating condition (except for ordinary wear and tear which in the aggregate would not have a Material Adverse Effect) and (ii) are capable of being used in the Purchased Business without present need for repair or replacement except in the ordinary course of business. Seller has maintained fire, casualty, liability and other insurance with respect to the Purchased Business and the Transferred Assets at levels which insure Seller with regard to the Purchased Business and IQ2.net in reasonably sufficient amounts against risks customarily insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located. The Transferred Assets and the assets and properties of IQ2.net together constitute all properties and assets essential to conduct and operate the Purchased Business in the manner in which it is presently conducted by Seller and IQ2.net.

     4.23 DISCLOSURE.

          To the knowledge of Seller, no representation or warranty by Seller in this Agreement (as supplemented by the Disclosure Schedules) or any statement in the closing certificate delivered by Seller to Purchaser pursuant to Section 7.3(d)(i) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained in such representation, warranty or certificate, in light of the circumstances under which it was or will be made, not misleading. As used in this Section 4.23, "knowledge of Seller" with respect to a fact or matter shall mean that an executive officer of Seller or IQ2.net has, or at any time had, or would after reasonable inquiry, have actual knowledge of such fact or matter.

     4.24 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.

          Except as expressly set forth in this Article IV, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Transferred Assets), liabilities or operations, including without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this Article IV, Purchaser is purchasing the Transferred Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Transferred Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to each Seller as follows:

     5.1 CORPORATE ORGANIZATION.

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     5.2 AUTHORITY.

          Purchaser has full corporate power and authority to execute and deliver this Agreement and the documents to be delivered at the Closing pursuant to Section 7.2 hereof (collectively, the "PURCHASER AGREEMENTS") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the Purchaser Agreements or the consummation by Purchaser of the transactions contemplated hereby or thereby. This Agreement has been, and the Purchaser Agreements on the Closing Date will be, duly executed and delivered by Purchaser and this Agreement is, and on the Closing Date each of the Purchaser Agreements will be, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to applicable laws affecting creditors' rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

     5.3 NO VIOLATIONS: NO CONSENTS OR APPROVALS REQUIRED.

          Neither the execution and delivery of this Agreement or the Purchaser Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Purchaser, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Purchaser or by which any of its properties or assets are bound or affected or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of, any security interest, lien, charge or encumbrance on any of its assets or properties pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise agreement, lease, contract, or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound or affected, except, in the case of (ii) and (iii) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Agreements. Except for applicable requirements, if any, of the HSR Act, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be submitted, made or obtained by Purchaser in connection with the execution, delivery or performance of this Agreement or the Purchaser Agreements and the consummation of the transactions contemplated hereby or thereby.

     5.4 BROKERS AND FINDERS.

          Purchaser does not have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement, or the transactions contemplated hereby or thereby, by reason of any action taken by or on behalf of Purchaser except for fees and expenses payable to Bowles Hollowell Connor, a division of First Union Capital Markets Group.

     5.5 DISCLOSURE.

          The representations and warranties by Purchaser in this Agreement and the statements contained in the schedules, certificates, exhibits and other writings furnished and to be furnished by Purchaser or its representatives to Seller pursuant to this Agreement do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein in light of the circumstances under which it is not or will not be made, not misleading.

     5.6 FINANCING.

          Purchaser has received certain non-binding commitments to provide funds to Purchaser sufficient to enable Purchaser to consummate the transactions contemplated hereby and to pay fees and expenses related thereto (the "FINANCING"). Purchaser has delivered a draft term sheet (including all amendments thereto through the date hereof) to Seller setting forth the proposed terms on which Purchaser contemplates it will receive the Financing.

     5.7 INVESTMENT.

          Purchaser is not acquiring the capital stock of IQ2.net with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

     5.8 NO LITIGATION.

          There are no actions, causes of action, claims, suits, proceedings, orders, writs, investigations, injunctions or decrees pending, or to the knowledge of Purchaser, threatened against Purchaser, which would affect the consummation of the transactions contemplated herein, at law, in equity or admiralty, or before or by any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                                   ARTICLE VI

                                   COVENANTS

     6.1 CONDUCT OF THE PURCHASED BUSINESS PENDING THE CLOSING.

          Seller hereby covenants that, from the date hereof to and including the earlier of the termination of this Agreement and the Closing Date, unless Purchaser shall have consented, which consent may be withheld in Purchaser's sole discretion, or as otherwise contemplated by this Agreement:

          (a) the Purchased Business shall be conducted and the Transferred Assets and the assets and properties of IQ2.net repaired and maintained in the ordinary and usual course, in a manner consistent with past practice;

          (b) except in the ordinary course of business consistent with past practice, neither the Seller in connection with the Purchased Business nor IQ2.net shall (i) make any commitment to make any capital expenditures individually in excess of $25,000 or in the aggregate in excess of $100,000;
(ii) dispose of any capital assets with a book value, individually or in the aggregate, in excess of $100,000 or encumber any of its capital assets;
(iii) incur, or guarantee or otherwise become liable for, any indebtedness for borrowed money in excess of $100,000 in the aggregate; (iv) amend any of the Contracts or IQ2.net Contracts; or (v) enter into any new employee benefit plan, program or arrangement or amend any existing employee benefit plan, program or arrangement or grant any increases in employee compensation;

          (c) Seller shall use its commercially reasonable efforts to preserve, and shall cause IQ2.net to use its commercially reasonable efforts to preserve, for Purchaser the goodwill of all persons dealing with the Purchased Business;

          (d) Seller shall maintain, or cause IQ2.net to maintain, as applicable, in full force and effect all insurance policies now in effect or renewals thereof covering the Transferred Assets, the Purchased Business or the assets and property of IQ2.net and the employees employed in the Purchased Business or by IQ2.net prior to the Closing Date, and shall provide reasonable assistance to Purchaser to make claims against or otherwise obtain benefits payable under any insurance policies maintained by Seller or IQ2.net relating to the Purchased Business that provide coverage with respect to events which occur prior to the Closing. Purchaser shall reimburse Seller for all reasonable out-of-pocket expenses incurred by Seller in providing said assistance;

          (e) Seller shall promptly notify Purchaser of (i) any breach or violation of, default or event of default under, or actual or threatened termination or cancellation of any contract or other instrument relating to the Purchased Business, including, without limitation, any Contract or IQ2.net Contract, which has had or could reasonably be expected to have a Material Adverse Effect, (ii) any loss of, damage to, or disposition of any of the Transferred Assets or any of the assets or properties of IQ2.net (other than the sale or use of inventories in the ordinary course of business) which has had or could reasonably be expected to have a Material Adverse Effect, and (iii) any claim or litigation, threatened or instituted against Seller or IQ2.net, or any other adverse event or occurrence involving or affecting the Purchased Business or IQ2.net which has had or could reasonably be expected to have a Material Adverse Effect;

          (f) Seller shall not enter or permit IQ2.net to enter into any collective bargaining agreement affecting the Purchased Business or the employees of IQ2.net; and

          (g) except in the ordinary course of business, consistent with past practice, Seller shall not sell, dispose of, distribute, encumber or enter into any agreement, arrangement or commitment, whether oral or written, for the sale, disposition, distribution or encumbrance of any portion of the Purchased Business or permit IQ2.net to do any of the foregoing with respect to any of its assets or properties.

     6.2 NO SOLICITATION

          (a) Unless and until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1 hereof, Seller (including through its agents, representatives or otherwise) shall not take or cause, directly or indirectly, any of the following actions with any party other than Purchaser or its respective designees: (i) solicit, knowingly encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer, indication or proposal to acquire the Purchased Business, any of the IQ2.net Common Stock or more than 10% of the other Transferred Assets or the assets and properties of IQ2.net, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Proposal") or (ii) disclose, in connection with an Acquisition Proposal, any non-public information or provide access to its properties, books or records or those of IQ2.net, except as required by law or pursuant to a governmental request for information.

          (b) Notwithstanding anything to the contrary contained in Section 6.2(a) or elsewhere in this Agreement, prior to the Closing, Seller may, to the extent the Board of Directors of the Company determines that it would be in the best interests of Seller or its stockholders to do so, directly or indirectly, participate in discussions or negotiations with, and furnish information, and afford access to the properties, books, records, officers, employees and representatives of the Seller and the Purchased Business to any Person, entity or group after such Person, entity or group has delivered to Seller in writing, an Acquisition Proposal which the Board of Directors of Seller in its good faith reasonable judgment determines if consummated would be more favorable to Seller or its stockholders than the transactions contemplated by this Agreement (a "SUPERIOR PROPOSAL"). In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph
(b) and paragraph (c) below) will prevent the Board of Directors of Seller from executing or entering into an agreement relating to such Superior Proposal and recommending such Superior Proposal to its stockholders, if the Board determines in good faith that it is appropriate to do so; in such case, the Board of Directors of Seller may withdraw, modify or refrain from making its recommendation of the transactions contemplated hereby, and, to the extent it does so, Seller may refrain from calling, providing notice of and holding the stockholders meeting to adopt this Agreement and from soliciting proxies or consents to secure the vote or written consent of its stockholders to adopt this Agreement and may terminate this Agreement; PROVIDED HOWEVER that the Seller shall provide Purchaser at least five (5) calendar days prior written notice of Seller's intention to execute or enter into an agreement relating to such Superior Proposal and containing a true and correct copy and statement of the terms of such Superior Proposal, including an identification of the party proposing the Superior Proposal, in order to allow Purchaser the opportunity to propose a counteroffer to such Superior Proposal prior to the time Seller enters into an agreement relating to such Superior Proposal.

          (c) In the event Seller accepts a Superior Proposal, Seller may terminate this Agreement by written notice to Purchaser, PROVIDED that Seller must abide by the termination provisions contained in Article IX of this Agreement. Notwithstanding anything to the contrary contained in Section 6.2 or elsewhere in this Agreement, prior to the Closing Date, Seller may, in connection with a possible Acquisition Proposal, refer any third party to this
Section 6.2 and Article IX and make a copy of this Section 6.2 and Article IX available to a third party.

     6.3 DELIVERY OF BALANCE SHEET AND ADDITIONAL PAYMENT AMOUNT.

          (a) As soon as practicable after the Closing Date, but in any case no later than thirty days following the Closing Date, Seller shall deliver to Purchaser an unaudited balance sheet setting forth in reasonable detail the Net Asset Value, including without limitation and separately identifying the assets, liabilities and stockholders' equity of IQ2.net, as of the Closing Date, prepared in accordance with Section 2.2 hereof (the "Final Balance Sheet"). Seller shall give Purchaser written notice of its intent to deliver the Final Balance Sheet to Purchaser at least five days prior to the date of delivery.

          (b) Purchaser shall pay to Seller the Additional Payment Amount (if any), in accordance with the provisions of Section 2.2 hereof.

     6.4 ACCESS TO INFORMATION; CONTINUED ASSISTANCE.

          (a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Seller shall and shall cause IQ2.net to (i) give Purchaser and its respective authorized representatives reasonable access, subject to such limitations or procedures as may be necessary to protect the attorney-client privilege or the work product doctrine and subject to their respective confidentiality obligations, to all offices, warehouses, and other facilities and to all books and records of the Purchased Business or IQ2.net,
(ii) permit Purchaser and all such persons to make such inspections of the Transferred Assets and the assets and properties of IQ2.net as they may reasonably request and (iii) cause its officers to furnish Purchaser and all such persons with such financial and operating data and other information with respect to the Transferred Assets, the Purchased Business and IQ2.net as they may from time to time reasonably request; provided that Purchaser shall exercise its rights under this
Section 6.4 in a manner that does not unreasonably interfere with the operations of the Purchased Business.

          (b) Purchaser will hold and will cause its representatives to hold in strict confidence all documents and information concerning the Purchased Business to the extent and in accordance with the terms and conditions of the Confidentiality Agreement (as defined in Section 10.1 hereof).

          (c) For a period of at least five (5) years following the Closing Date, Purchaser will retain, at Purchaser's sole expense, the books, records and other data of the Purchased Business transferred pursuant to this Agreement. During such period, Purchaser will afford to Seller, its counsel and accountants, during normal business hours, reasonable access to such books, records and other data.

          (d) Purchaser shall, at the request of Seller, (i) provide reasonable assistance in the collection of information or documents and (ii) make Purchaser's employees available when reasonably requested by Seller in connection with claims or actions brought by or against third parties based upon events or circumstances concerning Excluded Liabilities. Seller shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in providing said assistance.

          (e) For a period of five (5) years following the Closing Date, Seller will retain, at Seller's sole expense all tax and accounting records and other books of account relating to the Purchased Business or IQ2.net not delivered to Seller pursuant to Section 7.3(f) hereof on the Closing Date (the "Retained Records"). During such period, Seller agrees to make available to Purchaser, for inspection and copying at Purchaser's expense, at reasonable times upon request therefor, (i) the Retained Records and (ii) any other records and documents relating to the Purchased Business, the Transferred Assets or IQ2.net retained by Seller, which in the case of this clause (ii) only, are, at the time of such request, in Seller's possession or control. In addition, Seller agrees to make available to Purchaser such then current employees of Seller, as Purchaser shall from time to time reasonably request, to permit Purchaser to prepare (i) any tax returns or other tax related documents in connection with any governmental examination of tax returns and (ii) any other financial and accounting documents for a one (1) year period following the Closing Date, relating to the Purchased Business, the Transferred Assets or IQ2.net for periods from and after the Closing Date. Except as provided in the first sentence of this Section, Purchaser shall reimburse Seller for all reasonable expenses incurred by Seller in providing the assistance set forth in this paragraph (e). After the fifth anniversary of the Closing Date, Seller may dispose of any Retained Records; PROVIDED, HOWEVER, that before disposing of any Retained Records, it will first notify Purchaser and permit Purchaser, at its sole expense, to pick up such Retained Records. In the event that Seller transfers all or substantially all of its assets or liquidates and dissolves at a time when it continues to have obligations under this paragraph (e), it shall either cause its successor to agree to be bound by the provisions of this paragraph (e) or shall deliver to Purchaser all (i) Retained Records and (ii) all other documents and records relating to the Purchased Business, the Transferred Assets or IQ2.net then in its possession.

     6.5 COMMERCIALLY REASONABLE EFFORTS.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transfer of the Purchased Business and the Transferred Assets and the transactions contemplated by this Agreement, the Seller Agreements and the Purchaser Agreements and shall use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

          (b) In the event Purchaser or Seller, as the case may be, is unable to obtain, prior to the Closing, any consents, approvals, waivers or other authorizations necessary or advisable to transfer to Purchaser any Transferred Asset or otherwise consummate the transactions contemplated hereby, and Purchaser nonetheless elects to consummate the transactions contemplated hereby, Purchaser and Seller will cooperate with each other in order to obtain such consents, approvals, waivers or other authorizations at the earliest practicable date. In each instance where such consents, approvals, waivers or other authorizations cannot be obtained prior to the Closing, Seller shall use its commercially reasonable efforts to enter into such alternative arrangements and agreements with Purchaser as may be appropriate in order to permit Purchaser to realize, receive and enjoy substantially similar rights and benefits and to enable Purchaser to conduct operations of the Purchased Business and the ownership of the Transferred Asset until the consents, approvals, waivers or other authorizations are obtained; provided however, that Seller shall have no obligation to pay any fees, incur any expense or make any modification to such contract, license, lease, sales order, purchase order, commitment, permit, operating authority or other agreement to obtain such consent. If, after the exercise of commercially reasonable efforts, any such consents, approvals, waivers or other authorizations are not obtained, Seller agrees to cooperate with Purchaser in any reasonable arrangements designed to provide, to the extent reasonably practicable and at Purchaser's request and expense, for the benefit of Purchaser any and all rights of Seller in and to such Transferred Asset.

     6.6 PUBLIC ANNOUNCEMENTS.

          Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

     6.7 COMPETITION; NON-SOLICITATION.

          (a) Seller covenants and agrees that, during the three-year period immediately following the Closing, it shall not, directly, indirectly or through any ownership interest in any firm, corporation, partnership, proprietorship or other business, engage in the activities now engaged in by the Purchased Business in the geographic areas in which the Purchased Business is now conducted; provided, however, that (i) Seller may own, directly or indirectly, solely as an investment, securities of any person which are publicly traded if Seller does not, directly or indirectly, beneficially own five percent or more of any class of securities of such person; and (ii) Seller may have such an ownership interest during such three-year period if such ownership arises as a result of the acquisition of a business entity having business activities other than those now engaged in by the Purchased Business and Seller is proceeding actively to dispose of those business activities prohibited by this Section.

          (b) For a period of three years after the Closing date, Seller shall not directly or indirectly (i) induce or attempt to induce any employee of IQ2.net or any employee of Seller who becomes an employee of Purchaser on or after the date hereof to leave IQ2.net or Purchaser, as the case may be, or accept any other employment or position unless (in each case, prior to any such inducement or attempted inducement), such employee has been terminated by IQ2.net or Purchaser or has resigned as an employee of IQ2.net or Purchaser,
(ii) assist any other entity in hiring any such employee other than by furnishing employment data and recommendations when solicited by potential employers, or (iii) solicit, approach or otherwise contact any client of the Purchased Business in an attempt to obtain such client as a customer of any business conducted by Seller.

          (c) Nothing in this Section 6.7 shall prevent any direct or indirect current or future stockholder or affiliate of Seller (each, a "Related Party") from engaging in the activities now engaged in by the Purchased Business; provided that Seller shall not do any of the following in an attempt to circumvent the restrictions set forth in Section 6.7(a): (i) permit any Related Party to use, or assist any Related Party in using, any Confidential Information of Seller or IQ2.net in connection with such activities, (ii) permit any Related Party to utilize the assistance of any person employed as an employee, agent, contractor, consultant or advisor of Seller on the date thereof or the Closing Date in connection with such activities, (iii) permit any Related Party to utilize the trade names "IntelliQuest" or "IntelliQuest Information Group, Inc." in connection with such activities, or (iv) assist any Related Party in the solicitation of business from any client or customer of the Purchased Business or IQ2.net prior to the Closing Date for services provided to such client or customer by the Purchased Business or IQ2.net. As used herein, the term "affiliate" shall have the meaning ascribed to such term in Rule 405 promulgated under the Securities Act of 1933, as amended.

          (d) Purchaser covenants and agrees that, if the Closing shall occur, during the three-year period immediately following the Closing, it shall not, directly, indirectly or through any ownership interest in any firm, corporation, partnership, proprietorship or other business, engage in the activities now engaged in by the Seller in connection with its research business in the geographic areas in which such business is now conducted; provided, however, that (i) Purchaser may own, directly or indirectly, solely as an investment, securities of any person which are publicly traded if Purchaser does not, directly or indirectly, beneficially own five percent or more of any class of securities of such person; and (ii) Purchaser may have such an ownership interest during such three-year period if such ownership arises as a result of the acquisition of a business entity having business activities other than those now engaged in by Seller is connection with its research business and Purchaser is proceeding actively to dispose of those business activities prohibited by this Section.

     6.8 COLLECTION OF ACCOUNTS.

          Any payment in respect of accounts receivable reflected on the Final Balance Sheet received by Seller following the Closing Date shall be segregated into a separate account established for such purpose by Seller, and shall be paid to Purchaser within five (5) business days of receipt by Seller by wire transfer in immediately available (same day) funds to the account specified by Purchaser for this purpose, together with a statement of accounting therefor in the form of remittance advice provided in connection with such payment or, if no such remittance advice was provided with such payment, in a manner otherwise reasonably acceptable to Purchaser.

     6.9 OFFERS OF EMPLOYMENT.

          Prior to the Closing Date, Purchaser shall offer employment to Dr. Charles Stryker and the other employees listed on SCHEDULE 6.9 of the Disclosure Schedules, such employment to be effective on the Closing Date. Purchaser shall not be obligated to offer employment to any other individuals currently employed by Seller and shall not be obligated to assume any severance obligations with respect to any employees who are not offered employment or who do not accept Purchaser's offer of employment.

     6.10 SELLER 401(k) PLAN.

          (a) Effective as of the Closing Date, Seller shall cause each employee of the Seller or IQ2.net who remains employed with IQ2.net following the Closing Date or who becomes employed by the Purchaser (collectively, the "Continued Employees") to have a fully nonforfeitable right to such employee's account balances, if any, under the defined contribution individual account plan currently participated in by employees of IQ2.net (the "Seller 401(k) Plan"). Effective as of the Closing Date, Purchaser shall establish or shall extend coverage to each Continued Employee under Purchaser's current defined contribution plan (the "Purchaser Plan") qualified pursuant to Sections 401(a) and 401(k) of the Code as it exists on the Closing Date. Each Continued Employee who is a participant in the Seller 401(k) Plan shall cease to be an active participant in and to accrue benefits under such plan as of the Closing Date. The Purchaser Plan shall credit each Continued Employee with service for purposes of eligibility to participate and vesting under the Purchaser Plan to the extent such service was recognized for such purposed under the Seller 401(k) Plan immediately prior to the Closing Date.

          (b) Purchaser shall cause Purchaser's Plan to accept rollover contributions of amounts distributed from the Seller's 401(k) plan to continued Employees, provided and to the extent that such amounts qualify as eligible rollover amounts.

     6.11 VACATION.

          With respect to any accrued but unused vacation time (which is reflected as a liability on the Final Balance Sheet) to which any Continued Employee is entitled pursuant to the vacation policy applicable to such Continued Employee immediately prior to the Closing Date, Purchaser shall cause IQ2.net to allow such Continued Employee to utilize such accrued vacation time in accordance with the existing policies of Seller and IQ2.net as of the Closing.

     6.12 QMS CONTRACT.

          Seller shall cause IQ2.net to terminate and/or discharge in full prior to the Closing Date all of its liabilities and obligations under the QMS Contract, and shall not permit IQ2.net to enter into, or incur any obligation or liability under any, product development or licensing agreement or other contract or agreement with QMS pursuant to or in connection with the QMS Contract.

     6.13 ACCELERATED VESTING OF EMPLOYEE OPTIONS.

          If any outstanding options, whether then vested or not, to purchase capital stock of Seller granted to employees of the Purchased Business or IQ2.net who will remain employees of the Purchased Business or IQ2.net on and after the Closing Date (the "IQ2.net Employee Options") are not cancelled prior to or within five business days following the Closing in exchange for cash consideration on the same terms as options to purchase capital stock granted to other employees of Seller, Seller shall, prior to or within five business days following the Closing, take all actions necessary to vest in full and make immediately exercisable all outstanding IQ2.net Employee Options not so cancelled.

     6.14 ASSUMED LIABILITIES; EXCLUDED LIABILITIES.

          Pursuant to the Assumption Agreement, Purchaser shall agree to pay, perform and discharge the Assumed Liabilities in accordance with terms thereof as and when due or required. Seller shall pay, perform and discharge the Excluded Liabilities in accordance with the terms thereof as and when due or required.

     6.15 TRANSITION SERVICES.

          Subsequent to the Closing, Seller shall provide to Naviant such accounting, technical and other support services as Purchaser reasonably shall request for a smooth and orderly transfer of the Purchased Business to Purchaser.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

     7.1 GENERAL CONDITIONS.

          The obligations of each party hereto to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (or the written waiver thereof by such party):

          (a) ORDERS, STATUTES, ETC. No order, statute, rule, regulation, executive order, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby.

          (b) HSR ACT. Any waiting period applicable to the transactions contemplated hereby pursuant to the HSR Act shall have expired or been terminated.

          (c) NO INJUNCTION; LITIGATION. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof. No litigation or governmental investigation or proceeding seeking to enjoin or challenging, or seeking damages or relief in connection with, the transactions contemplated by this Agreement shall be pending, which in either party's reasonable judgment (with advice of counsel), makes it inadvisable to proceed with the transaction contemplated by this Agreement.

          (d) APPROVALS. All governmental and third party approvals, consents, licenses, permits or waivers necessary for consummation of the transactions contemplated by this Agreement, including, without limitation, any consents required under any Contract or IQ2.net Contract, shall have been obtained. In addition, no Contract or IQ2.net Contract listed on Schedule 4.3 shall have been terminated after notice of the transactions contemplated by this Agreement shall have been given to the required parties thereto.

     7.2 CONDITIONS TO OBLIGATIONS OF SELLER.

          The obligations of Seller to close the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (or the written waiver thereof by Seller):

          (a) COVENANTS AND AGREEMENTS. Purchaser shall have performed and complied with in all material respects all covenants and agreements required under this Agreement to be performed by it at or prior to the Closing.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects (unless such representation or warranty is by its terms expressed in terms of materiality, in which case, such representation or warranty shall be true and correct in all respects) at and as of the Closing Date as if made at and as of such time except to the extent that a different time is specifically stated in such representations and warranties.

          (c) DELIVERIES. Purchaser shall have delivered, or caused to be delivered, to Seller the following (which shall be in form and substance satisfactory to Seller):

               (i) PURCHASE PRICE - Seller shall have received the portion of the Purchase Price payable directly to it, and the Escrow Agent shall have received the Balance Sheet Adjustment Escrow Amount;

               (ii) OPINION OF COUNSEL - Seller shall have received an opinion of Brobeck, Phleger & Harrison, LLP, counsel to the Purchaser, covering the transactions contemplated hereby in form and substance reasonably satisfactory to Seller;

               (iii) SECRETARY'S CERTIFICATE - a certificate, dated the Closing Date, of the Secretary of Purchaser with respect to (a) the resolutions adopted by the Board of Directors of Purchaser approving this Agreement and the transactions contemplated hereby and (b) the incumbency and specimen signature of each officer of Purchaser executing this Agreement and any other agreement or certificate to be executed by Purchaser and a certification by another officer of Purchaser as to the incumbency and specimen signature of the Secretary of the Purchaser;

               (iv) OFFICER'S CERTIFICATE - a certificate, substantially in a form attached hereto as EXHIBIT D-1 and by this reference incorporated herein, dated the Closing Date and signed by an executive officer of Purchaser expressly certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been met;

               (v) ESCROW AGREEMENT - the Purchaser shall have executed an Escrow Agreement with Seller and the Escrow Agent in substantially the form attached hereto as EXHIBIT C; and

               (vi)  [Reserved]; and

               (vii) COOPERATION AGREEMENT. Purchaser shall have entered into a Cooperation Agreement with Seller in substantially the form attached hereto as EXHIBIT L.

     7.3 CONDITIONS TO OBLIGATIONS OF PURCHASER.

          The obligation of Purchaser to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions (or the written waiver thereof by Purchaser):

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (unless such representation or warranty is by its terms expressed in terms of materiality, in which case, such representation or warranty shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that a different time is specifically stated in such representations and warranties. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

          (b) NO CHANGE IN CAPITAL STRUCTURE. No dividends, distributions, new options or equity shall be paid or issued by IQ2.net, and no other changes in the capitalization of IQ2.net shall have occurred between March 31, 1999 and the Closing Date.

          (c) MATERIAL ADVERSE CHANGE. Since March 31, 1999, there shall not have been a material adverse change in the assets or properties (including, without limitation, the Transferred Assets), business, financial condition or results of operations of IQ2.net and the Purchased Business, taken as a whole, other than changes affecting the database research industry generally.

          (d) DELIVERIES. Seller shall have delivered, or caused to be delivered, to Purchaser the following (which shall be in form and substance satisfactory to Purchaser).

               (i) OFFICER'S CERTIFICATE - a certificate, substantially in a form attached hereto as EXHIBIT D-2 and by this reference incorporated herein, dated the Closing Date and signed by an executive officer of Seller expressly certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been met;

               (ii) OPINION OF COUNSEL - an opinion of counsel for Seller covering the transactions contemplated hereby in form and substance reasonably satisfactory to Purchaser;

               (iii) SECRETARY'S CERTIFICATE - a certificate, dated the Closing Date, of the Secretary of Seller with respect to (a) the resolutions adopted by the Board of Directors of Seller approving this Agreement and the transactions contemplated hereby and (b) the incumbency and specimen signature of each officer of Seller executing this Agreement and any other agreement or certificate to be executed by Seller and a certification by another officer of Seller as to the incumbency and specimen signature of the Secretary of the Seller;

               (iv) GENERAL ASSIGNMENT AND BILL OF SALE - an original general assignment and bill of sale, substantially in the form attached hereto as EXHIBIT A and by this reference incorporated herein;

               (v) STOCK CERTIFICATES AND STOCK POWERS - Seller shall deliver to Purchaser certificates evidencing all outstanding shares of the IQ2.net Common Stock which are duly endorsed for transfer thereon or by means of duly executed stock powers attached thereto;

               (vi) ESCROW AGREEMENT - the Seller shall have executed an Escrow Agreement with Purchaser and the Escrow Agent in substantially the form attached hereto as EXHIBIT C;

               (vii) INTELLECTUAL PROPERTY ASSIGNMENT - an original assignment of all Seller's Intellectual Property related to the Purchased Business, including that set forth in SCHEDULE 1.1(a)(i) of the Disclosure Schedules, substantially in the form attached hereto as EXHIBIT B and by this reference incorporated herein (the "INTELLECTUAL PROPERTY AGREEMENT");

               (viii) [Reserved];

               (ix) RESIGNATIONS OF DIRECTORS AND OFFICERS - Each of the directors and officers of IQ2.net shall have delivered to Purchaser written letters of resignation resigning such director's or officer's position with IQ2.net as of the Closing Date;

               (x) ACCEPTANCE OF EMPLOYMENT OFFERS - Dr. Charles Stryker and at least 70% of the individuals listed on SCHEDULE 6.9 hereof (or such other number as shall be acceptable to Purchaser) shall have accepted employment with Purchaser on or before the Closing on terms and conditions acceptable to Purchaser;

               (xi) EMPLOYMENT AGREEMENTS - Each of Dr. Charles Stryker, and any other person listed on SCHEDULE 6.9 hereof employed by Purchaser in connection with the transactions contemplated by this Agreement, shall have entered into the Purchaser's standard Employment Agreement in substantially the form attached hereto as EXHIBIT E;

               (xii) LICENSE AGREEMENT - Seller shall have entered a License Agreement with Purchaser and IQ2.net substantially in the form attached hereto as EXHIBIT K relating to the Reply Quest software developed by Seller; and

               (xiii) COOPERATION AGREEMENT - Seller shall have entered into a Cooperation Agreement with Purchaser substantially in the form attached hereto as EXHIBIT L.

          (e) FINANCING. Purchaser shall have obtained Financing resulting in net proceeds to Purchaser of at least $60 million on substantially the terms set forth in the terms sheet with respect thereto previously provided to Seller.

          (f) RECORDS. Seller shall have delivered to Purchaser copies (which shall be true, complete and accurate in all material respects) of the following accounting and tax records and books of account of Seller relating primarily to the Purchased Business or IQ2.net in form acceptable to Purchaser: (i) current accounts receivable and accounts payable files, including copies of all open invoices, (ii) reconciliations of all bank statements relating to deposit accounts included in the Transferred Assets or held by IQ2.net, (iii) sales tax records for the one-year period on the Closing Date, and (iv) payroll records for the one-year period ending on the Closing Date.

          (g) REQUIRED CONSENTS. All notices, declarations, reports and other filings and registrations with, and all waivers, consents, approvals and authorizations of, any governmental or regulatory authority or instrumentality or any other person required to be submitted, made or obtained by Seller or IQ2.net in connection with the execution, delivery or performance of this Agreement or the Seller Agreements or the consummation of the transactions contemplated hereby or thereby, shall have been submitted, given, made or obtained, except where the failure to give notice, declare, report, file, or obtain any waiver, consent, approval or authorization does not and would not reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement or a Material Adverse Effect.

                                  ARTICLE VIII

                          SURVIVAL OF REPRESENTATIONS

          None of the representations and warranties of Seller contained in or made pursuant to this Agreement or contained in any certificate, document or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby shall survive the Closing. Covenants and agreements set forth in this Agreement to be performed after the Closing will survive the Closing in accordance with their respective terms. No claim shall be made or action brought by any party after the Closing for the breach of any representation or warranties in this Agreement or in any instrument delivered pursuant to this Agreement or with respect to any agreement or covenant in this Agreement or in any instrument delivered pursuant to this Agreement, except with respect to those that by their terms contemplate performance after the Closing.

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

     9.1 TERMINATION.

          This Agreement may be terminated at any time prior to the Closing Date as follows:

          (a) by the Seller or Purchaser if the Closing shall not have occurred on or before September 30, 1999, which date may be extended by mutual consent of the parties, provided that the right to terminate this Agreement under this
Section 9.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (b) by Seller upon written notice to Purchaser if Purchaser has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within twenty (20) days of receipt of written notice from the Seller or by the Closing Date, if earlier and such breach will result in a condition to Seller's obligation to consummate the transactions contemplated hereby not to be satisfied;

          (c) by Purchaser upon written notice to Seller if the Seller has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within twenty (20) days of receipt of written notice from the Purchaser or by the Closing Date, if earlier and such breach will result in a condition to Purchaser's obligation to consummate the transactions contemplated hereby not to be satisfied;

          (d) by Seller or Purchaser if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transfer and such order, decree or ruling shall have become final and nonappealable;

          (e) by the Purchaser if the Board of Directors of Seller (i) fails to approve the this Agreement and the transactions contemplated hereby because it does not believe this Agreement and the transactions contemplated hereby to be fair to and in the best interest of Seller and its stockholders, (ii) adopts resolutions approving or otherwise authorizes or recommends to Seller's stockholders a Superior Proposal, or (iii) prior to the Closing Date, the Seller has entered into an agreement to engage in a Superior Proposal with any person other than Purchaser;

          (f) at any time with the mutual written consent of Purchaser and Seller; or

          (g) by the Seller if the Board of Directors of Seller determines to accept a Superior Proposal.

     9.2 EFFECT OF TERMINATION.

          If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, other than as set forth in the provisions of this Section 9.2, Section 10.9 relating to expenses, Section 6.6 relating to publicity and Section 10.1 relating to confidentiality to the extent provided therein and Section 9.3. Nothing contained in Section 9.2 or 9.3 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement occurring before such termination.

     9.3 TERMINATION FEE.

          (a) Seller will make a cash payment to Purchaser of $1,500,000 if and only if prior to the Closing Date:

               (i) The Purchaser terminates this Agreement pursuant to Section 9.1(e) hereof; or

               (ii) The Seller terminates this Agreement pursuant to Section 9.1
(g) hereof.

          (b) If Purchaser terminates this Agreement pursuant to Section 9.1(c), Seller will make a cash payment to Purchaser of $300,000;

          (c) If Purchaser terminates this Agreement pursuant to Section 9.1(c) prior to the Closing Date and Seller or any affiliate thereof enters into a definitive agreement within 180 days after the date of such termination to sell all or substantially all of the Purchased Business in any one or series of transactions, whether by sale of assets, merger consolidation or otherwise, Seller shall make a cash payment of $1,200,000 to Purchaser (in addition to the payment required by Section 9.3(b));

          (d) Any payment required by this section will be payable (by wire transfer of immediately available funds to an account designated by the party entitled to such payment) within five (5) business days after receipt by Seller from Purchaser of a demand for such payment.

     9.4 ASSIGNMENT.

          This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement or any rights or obligations hereunder shall not be assignable by any party, except that either Seller or Purchaser may after the Closing (i) assign any or all of its rights and interests hereunder (A) to one or more of its affiliates or (B) in connection with the transfer of all or substantially all of its assets (provided that any transferee shall expressly assume its liabilities and obligations under this Agreement), (ii) designate one of more of its affiliates to perform its obligations hereunder or (iii) pledge its rights hereunder to a lender as security for any financing or refinancing (provided that Seller and Purchaser shall nonetheless remain liable and responsible for the performance of all of their respective obligations hereunder in the case of any of the foregoing). Any attempted assignment made in violation of this Section 9.4 shall be null and void.

     9.5 WAIVER.

          The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.6 TIME OF THE ESSENCE.

          The parties agree that time is of the essence in respect to the consummation of all of the transactions contemplated by this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 CONFIDENTIALITY.

          In the event that the transactions contemplated by this Agreement are consummated, Seller shall treat the Confidential Information as confidential, shall preserve the confidentiality thereof and shall not duplicate or use the Confidential Information, and shall use all reasonable efforts to ensure that its officers, directors, employees and affiliates who have had access to the Confidential Information keep the Confidential Information confidential and do not use the Confidential Information. The letter agreement dated April 8, 1999, by and among the parties hereto relating to confidentiality (the "Confidentiality Agreement") is hereby confirmed and acknowledged as a continuing obligation of the parties and shall survive the Closing of the transactions contemplated in this Agreement, and each party hereby represents that it has, at all times since the execution of the Confidentiality Agreement, complied with the provisions contained therein.

     10.2 [RESERVED].


     10.3 TITLE, POSSESSION AND RISK OF LOSS.

          The title to, possession of and risk of loss, destruction or damage with respect to the Purchased Business and the Transferred Assets shall pass to Purchaser as of the time of Closing; PROVIDED, HOWEVER, that this Section 10.3 shall not diminish, limit or otherwise impair in any manner Purchaser's or Seller's rights under the other provisions of this Agreement or the instruments, agreements, certificates and documents to be executed and delivered in connection herewith that apportion liability among the parties with respect to events, occurrences, omissions or other matters arising or occurring during specific periods.

     10.4 ENTIRE AGREEMENT; AMENDMENTS.

          This Agreement, the other documents delivered in connection herewith and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement constitute all the representations, warranties, covenants and agreements of the parties hereto and their respective shareholders, directors, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, waiver, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parities hereto may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.4.

     10.5 POWER OF ATTORNEY.

          Effective upon the Closing Date, Seller hereby irrevocably constitutes and appoints Purchaser as its true and lawful attorney-in-fact, with full power of substitution, in the name of Seller, on behalf of and for the benefit of the Purchaser, to endorse, without recourse, checks, notes and other instruments included in the Transferred Assets in the name of Seller. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller. Seller further agrees that Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers and Seller shall promptly transfer and deliver to Purchaser any cash or other property received by Seller, directly or indirectly, at any time after the Closing Date in respect of any accounts receivable or otherwise included in the Transferred Assets transferred, conveyed and assigned to Purchaser as provided herein.

     10.6 CERTAIN TAX MATTERS.

          The following provisions shall govern the allocation of responsibility as between Purchaser and Seller for certain tax matters following the Closing
Date:

          (a) SECTION 338(h)(10) ELECTION. Seller will join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law to the extent requested by Purchaser or Seller) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of IQ2.net hereunder.

          (b) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Seller and any Affiliate

(other than IQ2.net) for all periods ending on or prior to the Closing Date which are filed after the Closing Date, and any income Tax Return of IQ2.net with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller or an Affiliate will include the operations of IQ2.net. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of IQ2.net for periods ending on or prior to the Closing Date which are filed after the Closing Date, other than those income Tax Returns of IQ2.net which are filed as part of a consolidated, unitary or combined income Tax Return of Seller or an Affiliate as set forth in the preceding sentence.

          (c) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of IQ2.net for all periods which begin before the Closing Date and end after the Closing Date

          (d) COOPERATION ON TAX MATTERS.

               (i) Purchaser, Seller and IQ2.net shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Seller and IQ2.net relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records.

               (ii) Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (iii) Purchaser and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

          (e) TAX CONTESTS. As of the Closing Date, Purchaser shall have the sole right and responsibility for conducting any audit, examination, proceeding or litigation with respect to any Tax of IQ2.net.

          (f) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

          (g) INDEMNIFICATION. Seller shall indemnify, defend and hold IQ2.net harmless from and against any and all Taxes attributable to the business, assets or operations of any other member of any consolidated, combined or unitary group which IQ2.net is required to pay in accordance with the provisions of Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law).

     10.7 FURTHER ASSURANCES.

          From time to time after the Closing, (i) Seller will execute and deliver, or cause its affiliates to execute and deliver, to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by Purchaser or its counsel in order to vest in Purchaser all right, title and interest of Seller in and to the Transferred Assets free and clear of all Encumbrances other than Permitted Encumbrances and otherwise in order to carry out the purpose and intent of this Agreement and (ii) Purchaser will execute and deliver, or cause its affiliates to execute and deliver, to Seller such instruments of assumption and other instruments as may be reasonably requested by Seller or its counsel in order to vest in Purchaser all obligations relating to the Assumed Liabilities and otherwise in order to carry out the purposes and intent of this Agreement.

     10.8 NOTICES.

          Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

If to Seller to:

                      IntelliQuest Information Group, Inc.
                      1250 S. Capital of Texas Highway
                      Suite 600
                      Austin, TX  78746
                      Facsimile:   (512) 314-1878
                      Attention: Brian Sharples, President and CEO

With a required copy (which shall not constitute notice) to:

                      Latham & Watkins
                      135 Commonwealth Drive
                      Menlo Park, California 94025
                      Facsimile:   (650) 463-2600
                      Attention: Peter Kerman, Esq.

If to Purchaser to:
                      Naviant Technology Solutions, Inc.
                      14 Campus Boulevard, Suite 200
                      Newtown Square, Pennsylvania 19073-3279
                      Facsimile:   (610) 355-2428
                      Attention: James M. Flynn, President and CEO

With a required copy (which shall not constitute notice) to:

                      Brobeck, Phleger & Harrison LLP
                      301 Congress Avenue, Suite 1200
                      Austin, Texas  78701
                      Facsimile:   (512) 477-5813
                      Attention: Carmelo M. Gordian, P.C.

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.

     10.9 EXPENSES.

          Each party hereto shall pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby (including without limitation all broker, investment banking, legal and other professional fees) and, regardless of whether such transaction is consummated or the Agreement is entered into by the parties. Without limiting the generality of the foregoing, Seller shall pay all applicable sales, use, transfer and documentary taxes arising out of the purchase and sale of the Transferred Assets. The parties agree to cooperate to minimize the taxes arising from the transactions contemplated by this Agreement, including where practical, but not limited to, the electronic transmission of Intellectual Property so as to limit the application of sales and use taxes.

     10.10 DISPUTE RESOLUTION.

          The parties desire that any controversy or claim arising out of or related to this Agreement, other than claims or controversies arising under
Section 6.7 (Competition; Non-Solicitation) or Article IX (Termination) (collectively, the "Arbitral Disputes"), be resolved in an expeditious and efficient manner exclusively in accordance with this dispute resolution procedure. A dispute under this clause shall be initiated by delivering written notice to the other party briefly stating the nature of the dispute and requesting resolution. Except as otherwise specified, each party shall bear its own costs and fees relating to any dispute.

          (a) INFORMAL RESOLUTION. The parties agree that before initiation of any legal or arbitration proceeding with respect to any issue arising out of the transactions contemplated by the Agreement, they shall cause their respective representatives to attempt to resolve in good faith all disputes between the parties. The parties agree that they will cause, in the case of Purchaser, James
M. Flynn or his successor-in-interest, and, in the case of Seller, Brian Sharples or his successor-in-interest, to meet in person in Austin, Texas, to attempt in good faith to resolve such dispute within fifteen business days of notification of such dispute. In the event that the representatives are unable to resolve such a dispute, the aggrieved party must refer the dispute to mediation under paragraph (b).

          (b) MEDIATION. In the event any dispute is not resolved by a meeting of the parties, the dispute shall be referred to non-binding mediation. The mediation shall occur within 40 days of the meeting of the parties. Mediation fees shall be split equally among the parties. The mediator shall be selected by agreement of the parties or, in the event of no agreement, shall be designated by Judicial Arbitration and Mediation Services ("JAMS"). The mediation shall be attended by the parties' representatives designated in paragraph (a) and, if desired, the parties' attorneys.

          (c) ARBITRATION. In the event a dispute is not resolved by mediation pursuant to Section (b), the aggrieved party shall refer any Arbitral Dispute to binding arbitration. The aggrieved party shall be entitled to seek judicial review of any non-Arbitral Disputes. The arbitration shall be governed by the procedures set forth below. The arbitrator shall give written notice to the parties of the arbitrator's determination, which shall be binding on the parties. The parties agree to act in compliance with the arbitrator's determination, and judgment upon the same may be entered by any court of competent jurisdiction.

               (i) SELECTION OF ARBITRATOR. Within 30 days of referral of a dispute to arbitration, a single arbitrator will be selected by agreement of the parties or, in the event of no agreement, shall be designated by JAMS.

               (ii) DISCOVERY. The parties agree to submit discovery plans to the arbitrator within 15 days following the date that the arbitrator accepts his appointment to this matter. The discovery plan will describe all discovery contemplated. The arbitrator will schedule a meeting of counsel to occur within 15 days of his receipt of the discovery plans, at which time the arbitrator will issue a written order scheduling dates for all depositions and completion dates for all additional discovery. The written discovery plan may only be modified by a written order from the arbitrator. The parties may request, in their discovery plans, and the arbitrator shall be empowered to impose, limitations on the nature and quantity of discovery to be conducted.

               (iii) PROCEDURE. The arbitration hearing shall take place in Austin, Texas within 90 days of the arbitrator's acceptance of his appointment. The hearing is not to exceed two days. Introduction of evidence and testimony at the hearing will be subject to the

Federal Rules of Civil Procedure. Each party is entitled to be heard, to present material evidence and testimony, and to cross-examine witnesses appearing at the hearing.

               (iv) LIMITATION ON DAMAGES. The arbitrator may not award exemplary or punitive damages.

     10.11 SEVERABILITY.

          In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

     10.12 GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

     10.13 BULK SALES LAWS.

          The parties hereby waive compliance with the Bulk Sales Laws of any state in which the Transferred Assets are located or in which operations relating to the Purchased Business are conducted.

     10.14 COUNTERPARTS.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.15 HEADINGS; INTERPRETATION; DISCLOSURE SCHEDULE.

          The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. References to Sections or Articles, unless otherwise indicated, are references to Sections of this Agreement. The parities have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" means including without limitation. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

     10.16 CONSENT TO JURISDICTION.

          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     10.17 WAIVER OF JURY TRIAL.

          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

     10.18 INDEMNIFICATION.

          Seller shall indemnify, defend and hold Purchaser and its officers, directors, employees and affiliates harmless from and against any and all claims, actions, suits, proceedings, investigations, losses, costs, damages and expenses, including reasonable attorneys' fees and expenses, incurred by any of them arising out of or relating to approval by the stockholders of Seller of the transactions contemplated by this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first written above.


                               PURCHASER

                               NAVIANT TECHNOLOGY SOLUTIONS, INC.


                               By:
                                  ----------------------------------------------
                                        James M. Flynn
                                        President and Chief Executive Officer


                               SELLER

                               INTELLIQUEST INFORMATION GROUP, INC.


                               By:
                                  ----------------------------------------------
                                        Brian Sharples
                                        President and Chief Executive
                               Officer







                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                              DISCLOSURE SCHEDULES

                                   EXHIBIT A

                          ASSIGNMENT AND BILL OF SALE

                                   EXHIBIT B

                        INTELLECTUAL PROPERTY ASSIGNMENT

                                   EXHIBIT C

                                ESCROW AGREEMENT

                                   EXHIBIT D

                             OFFICER'S CERTIFICATE

                                   EXHIBIT E

                              EMPLOYMENT AGREEMENT

                                   EXHIBIT F

                                   [RESERVED]

                                   EXHIBIT G

                                   [RESERVED]

                                   EXHIBIT H

                          ALLOCATION OF PURCHASE PRICE

                                   EXHIBIT I

                              ASSUMPTION AGREEMENT

                                   EXHIBIT J

                                   [RESERVED]

                                   EXHIBIT K

                               LICENSE AGREEMENT

                                   EXHIBIT L

                             COOPERATION AGREEMENT